UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 16, 2015

ENBRIDGE ENERGY PARTNERS, L.P.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-10934	39-1715850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 LOUISIANA, SUITE 3300, HOUSTON, TEXAS 77002

(Address of Principal Executive Offices) (Zip Code)

(713) 821-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 16, 2015, Enbridge Energy Partners, L.P. (the “Partnership”) received notice of the election by Enbridge (U.S.) Inc. (“Enbridge (U.S.)”) to reduce to zero the Enbridge (U.S.) commitment under that certain unsecured revolving 364-day credit agreement (the “Credit Agreement”) dated March 9, 2015, by and between Enbridge (U.S.), as lender, and the Partnership as borrower. There are currently no amounts borrowed under the Credit Agreement. Enbridge (U.S.) is the indirect owner of Enbridge Energy Company, Inc., the Partnership’s general partner.

The Credit Agreement was a committed senior unsecured revolving credit facility that permits aggregate borrowings of up to, at any one time outstanding, $750 million. As previously reported, the commitment under the Credit Agreement may be permanently reduced by Enbridge (U.S.), from time to time, by up to an amount equal to the net cash proceeds to the Partnership from the sale by the Partnership of (i) its debt or equity securities in a registered public offering, or (ii) limited partnership interests in Midcoast Operating, L.P. to Midcoast Energy Partners, L.P. Enbridge (U.S.) has elected to reduce its commitment to zero following the Partnership’s public offering of $1.6 billion of debt securities in October of 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENBRIDGE ENERGY PARTNERS, L.P. (Registrant)

	By:	Enbridge Energy Management, L.L.C.
as delegate of Enbridge Energy Company, Inc., its General Partner

Date: November 17, 2015	By:	/s/ Chris Kaitson
Chris Kaitson Vice President – Law and Assistant Corporate Secretary (Duly Authorized Officer)